Exhibit 99.2

SEQUOIA MORTGAGE TRUST 2011-2

PLAN OF LIQUIDATION

U.S. Bank National Association, as trustee (the “Trustee”) under that certain Amended and Restated Pooling and Servicing Agreement dated as of January 1, 2014 (the “Pooling and Servicing Agreement”), among Sequoia Residential Funding, Inc., as depositor, Citibank, N.A., as securities administrator, Wells Fargo Bank, N.A., as master servicer, and the Trustee, hereby adopts, pursuant to Section 7.03 of the Pooling and Servicing Agreement, a plan of liquidation for each real estate mortgage investment conduit (each, a “REMIC”) formed under the Pooling and Servicing Agreement. Trustee hereby specifies November 25, 2015, as the first day of the 90-day liquidation period. On or within 89 days after November 25, 2015, the Trustee shall sell the mortgage loans and other assets remaining in any REMIC for cash at the Clean-up Call Price and the Securities Administrator shall distribute the cash proceeds of such purchase to the holders of the Certificates in accordance with the Pooling and Servicing Agreement.

The Trustee will cause a copy of this Plan of Liquidation to be attached to the final income tax return of each REMIC formed under the Pooling and Servicing Agreement.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

Dated: November 25, 2015

U.S. BANK NATIONAL ASSOCIATION, as Trustee

/s/ Tamara Schultz-Fugh

Name: Tamara Schultz-Fugh

Title: Vice President